PROSPECTUS


                                1,620,100 SHARES

                                  SERVICO, INC.

                                  COMMON STOCK

                                   ----------


         This Prospectus relates to the proposed sale from time to time by Energy Management Corporation, a Colorado corporation (the "Selling Shareholder"), or by pledgees, donees, permitted transferees or other successors in interest of the Selling Shareholder (each a "Successor") of an aggregate of up to 1,620,100 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Servico, Inc., a Florida corporation, in the amount and in the manner and on terms and conditions described herein. An aggregate of 952,600 of the 1,620,100 shares covered by this Prospectus have already been sold by the Selling Shareholder. Unless the context indicates otherwise, "Servico" or the "Company" refers to Servico, Inc., its subsidiaries and affiliated partnerships and predecessor company. The Selling Shareholder or a Successor may sell the Shares in transactions on the New York Stock Exchange, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder or a Successor may effect such transactions by selling the Shares to or through agents, dealers or underwriters designated from time to time and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder, a Successor and/or the purchasers of Shares for whom they may act as agent or to whom they may sell as principals, or both. See "Plan of Distribution" and "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the Shares.

         The Common Stock is traded on the New York Stock Exchange under the symbol SER. On December 3, 1997, the closing sale price of the Common Stock on the New York Stock Exchange was $17.125 per share.


INVESTMENT IN THE COMMON STOCK OF THE COMPANY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4.

                                   ----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                The date of this Prospectus is December 4, 1997.



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                                TABLE OF CONTENTS


                                                                 PAGE
                                                                 ----
Available Information...........................................    2
Information Incorporated by Reference...........................    3
The Company.....................................................    4
Risk Factors....................................................    4
Selling Shareholder.............................................    9
Plan of Distribution............................................    9
Legal Matters...................................................   10
Experts.........................................................   10


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information, with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act, relating to its business, financial statements and other matters. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, Suite 1300, New York, N.Y. 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information is also available to the public from commercial documents on the internet web site maintained by the SEC at http:\\www.sec.gov.

         The Common Stock is listed on the New York Stock Exchange ("NYSE") and reports and proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                      INFORMATION INCORPORATED BY REFERENCE


         The following documents previously filed with the SEC are hereby incorporated by reference into this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, including the portions of the Company's Proxy Statement dated April 14, 1997, incorporated by reference in such report.

         (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

         (3) The description of the Company's Common Stock contained in the Company's Form 8-A, dated June 12, 1997.

         All documents filed by Servico pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this Offering shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO WARREN M. KNIGHT, VICE PRESIDENT - FINANCE, SERVICO, INC., 1601 BELVEDERE ROAD, WEST PALM BEACH, FLORIDA 33406; TELEPHONE:
(561) 689-9970.


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



                                   THE COMPANY

         The Company is one of the largest owners and operators of full-service hotels in the United States. The Company currently operates 71 hotels containing approximately 14,512 rooms located in 23 states and Canada. The Company's hotels are primarily mid-sized, with an average of approximately 204 rooms per hotel, and are primarily located in secondary metropolitan markets. The Company's full-size hotels offer food and beverage services and meeting and banquet facilities. The Company's hotels include 59 wholly owned hotels, 10 partially owned hotels and two managed hotels. Eleven of the hotels are subject to long-term ground or building leases. All of the Company's hotels are affiliated with nationally recognized hospitality franchises, including Holiday Inn, Best Western, Clarion, Comfort Inn, Crowne Plaza, Days Inn, Hampton Inn, Hilton, Howard Johnson, Omni, Quality Inn, Radisson, Ramada, Sheraton and Westin. The Company operates 44 hotels under franchise agreements with Holiday Inn, making the Company the second largest Holiday Inn franchisee in the United States. The Company's principal executive offices are located at 1601 Belvedere Road, West Palm Beach, Florida 33406, and its telephone number is (561) 689-9970. For further information about the business and operations of the Company, reference is made to the Company's reports incorporated herein by reference. See "Information Incorporated by Reference."


                                  RISK FACTORS

         An investment in the Common Stock involves material risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus or incorporated by reference herein, prospective investors should consider, among other things, the following risks before making an investment.

         Statements in this Prospectus which express "belief", "anticipation", or "expectation", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Moreover, there are important factors which include, but are not limited to, general and local economic conditions, risks relating to the operation and acquisition of hotels, government legislation and regulation, changes in interest rates, the impact of rapid growth, the availability of capital to finance growth, the historical cyclicality of the lodging industry and other factors described in other filings of the Company with the Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Actual results could differ materially from these forward-looking statements. In light of the risks and uncertainties, there is no assurance that the forward-looking statements contained in this Prospectus will in fact prove correct or occur. The Company does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements to reflect future events or circumstances.

RISKS ASSOCIATED WITH EXPANSION

         Availability of Additional Capital to Support Growth. As part of the Company's business strategy, the Company intends to seek to pursue growth through the identification, acquisition, repositioning and renovation of additional hotel properties. The Company will be required to obtain additional capital in the future to meet its expansion plans. Capital may be raised by the issuance of additional equity or the incurrence of indebtedness. In addition, in appropriate situations, the Company may seek financing from other sources or enter into joint ventures and other collaborative arrangements in connection with the acquisition of hotel properties. The Company may not be successful in obtaining additional capital in a timely manner, on favorable terms or at all. Insufficient capital may cause the Company to delay, scale back or abandon some or all of its property acquisition plans or opportunities.

         Competition. The Company competes for the acquisition of hotels with numerous entities, some of which have greater financial resources than the Company. The Company believes that, as a result of the downturn experienced by the lodging industry from the late 1980s through the early 1990s and the significant number of foreclosures and bankruptcies created thereby, the prices for many hotels during the past several years have been at historically low levels, often well below the cost to build new hotels. The recent economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions has attracted additional investors to enter the hotel acquisition market, which in turn has caused the cost of hotel acquisitions to increase and the number of attractive hotel acquisition opportunities to decrease.

         Integration of Operations. To successfully implement its growth strategy, the Company must be able to continue to successfully acquire hotels on attractive terms and to integrate the acquired hotels into its existing operations. The failure of the Company to consolidate the management and operations and integrate the systems and procedures of the acquired hotels into the Company's existing operations in a timely and profitable manner could have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurance that the Company will be able to achieve operating results in its newly acquired hotels comparable to the historical performance of its hotels.

HOTEL RENOVATION RISKS

         The renovation of hotels involves risks associated with construction and renovation of real property, including the possibility of construction cost overruns and delays due to various factors (including the inability to obtain regulatory approvals, inclement weather, labor or material shortages and the unavailability of construction and permanent financing) and market or site deterioration after acquisition or renovation. Any unanticipated delays or expenses in connection with the renovation of hotels could have an adverse effect on the results of operations and financial condition of the Company.

RISK OF LEVERAGE

         Substantially all of the Company's hotels are subject to mortgage financing, which at September 30, 1997, totaled approximately $220 million. Approximately $40.6 million of the mortgage financing collateralized by the Company's hotels, and entered into by the various subsidiaries, is guaranteed by Servico, Inc. Servico, Inc.'s guarantees of mortgage financing generally provide for direct recourse by the lender against Servico, Inc., without requiring the lender to seek recourse against either the applicable subsidiary or the hotel property securing the mortgage financing. As a consequence, if payments under mortgage financing guaranteed by Servico, Inc., are not timely made, Servico, Inc. may be required to make payments in accordance with its guarantees.

         The Company's leverage poses certain risks for the Company, including the risks that the Company may not generate sufficient cash flow to service the indebtedness; that the Company may be unable to obtain additional financing or refinancing in the future; that, to the extent it is significantly more leveraged than its competitors, it may be placed at a competitive disadvantage; and that the Company's capacity to respond to market conditions and other factors may be adversely affected. The Company's ability to service its debt will depend on its future performance, which will be subject to prevailing economic and competitive conditions and other specific factors discussed herein. Additionally, certain of the mortgages and related loan documents evidencing the Company's indebtedness contain provisions which, among other things, cross collateralize and cross default each of the mortgages, prohibit prepayment during years one through four, impose prepayment penalties during years five through ten, restrict the Company's ability to utilize the cash generated by the hotels if the hotels fail to meet certain financial covenants and, in certain events upon a change in control of the Company, may cause the termination of the Company's management of the hotels and acceleration of the payment of each of the loans.

         Neither the Company's Articles of Incorporation nor its Bylaws limit the amount of indebtedness that the Company may incur. Subject to limitations in its debt instruments, the Company may incur additional debt in the future to finance acquisitions and renovations. Substantial indebtedness could increase the Company's vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair the Company's ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. The Company's indebtedness is, and will likely continue to be, secured by mortgages on all, or substantially all, of the hotels, and by the equity of certain subsidiaries of the Company. There can be no assurance that the Company will in the future be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including hotels, to foreclosure. Further, adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company requires additional capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotels at times which may not permit realization of the maximum return on such investments.

         At September 30, 1997, approximately 70% of the Company's current outstanding indebtedness bore interest at a fixed rate. However, to the extent that the Company has or incurs additional debt bearing interest at variable rates, economic conditions could result in increased debt service requirements and could reduce the amount of cash available for various corporate purposes.

RISKS ASSOCIATED WITH OWNING OR LEASING REAL ESTATE

         The Company will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among other things, changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations. Many of these risks are beyond the control of the Company. In addition, real estate investments are relatively illiquid, resulting in a limited ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions.

         Ten of the owned hotels are owned in partnerships with other parties. The Company does not have sole control over decisions regarding sale and refinancing of these hotels. In addition, the Company's investments in these joint ventures may, under certain circumstances, involve risks not otherwise present in property ownership, including (i) the risk that the Company's partner in a joint venture may become bankrupt, (ii) buy/sell rights that exist with respect to certain of such hotels and (iii) the risk that the Company's partner in a joint venture might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partner(s) may be in a position to veto actions which may be inconsistent with the Company's objectives or policies.

 LODGING INDUSTRY RISKS

         Risks generally inherent in investments in hotel facilities may cause operating results for hotels to vary more than for investments in other types of properties. These factors include the following:

         Operating Risks. The Company is subject to risks generally incident to the lodging industry. These risks include, among other things, the uncertainty of cash flow due to seasonal fluctuations, changes in general and local economic conditions, periodic over-building in the hotel industry or a specific market, varying competition from other hotels, motels and recreational properties, changes in levels of tourism or business-related travel due to energy costs or other factors, changes in travel patterns, labor unavailability and disruptions, the recurring need for renovation, refurbishment and improvement of hotel properties (including furniture, fixtures and equipment), the availability of financing for operating or capital requirements, adverse weather conditions and travel disruptions, taxes and governmental regulations which influence or determine wages, prices, interest rates, construction procedures and costs, losses due to personal injuries, fire, earthquake, collapse or structural defects, the application of health and beverage laws and other factors, many of which are beyond the control of the Company. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

         Competition. The hotel industry is highly competitive in nature. While there is no single competitor or small number of competitors that are dominant in the industry, competition within the industry has recently resulted in consolidations and other ownership changes among major hotel companies. The Company's hotels generally operate in areas that contain numerous other competitive lodging facilities, some of which have greater financial resources than the Company. The Company competes with such facilities on various bases, including room rates and quality, brand name recognition, location and other services and amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the Company's hotels compete, thereby adversely effecting the Company's operations.

         Maintenance and Refurbishment. For hotels to remain competitive, they must be maintained and refurbished on an ongoing basis. Such renovations and refurbishments will increase the need for funds for capital improvements (whether from reserves, current cash flow or financing). Moreover, operating revenues may decrease as facilities are removed from service from time to time during such renovations. See "Hotel Renovation Risks"above.

         Insurance Risks. Hotels have extensive assets, require more employees, rely more on suppliers and serve more customers than certain other types of real estate properties. Hotels are also subject in certain states to dram shop statutes which may give an injured person the right to recover damages from any establishment which wrongfully served alcoholic beverages to the person who, while intoxicated, caused the injury. As a result, hotels may have greater exposure to liability for, among other things, theft of property and other casualty and property loss, labor difficulties and personal injuries. In this respect, many businesses, including those in the lodging industry, have experienced recent increases in the cost of, and contraction in the availability of, insurance, resulting in cost escalation and reductions in amounts of coverage available. The continuation of this trend could render certain types of desired coverage unavailable with the attendant possibility that certain claims may exceed coverage.

         Seasonality. The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the revenues of the Company. Quarterly earnings also may be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

         Inflation. Inflationary pressures could have the effect of increasing operating expenses, including labor and energy costs (and, indirectly, property taxes) above expected levels at a time when it may not be possible to increase room rates to offset such higher operating expenses. In addition, inflation could have a secondary effect upon occupancy rates by increasing the expense or decreasing the availability of travel by potential guests. Although the inflation rate has been low recently, there is no assurance that it will not increase in the future.

RISKS ASSOCIATED WITH FRANCHISE AGREEMENTS

         The Company's hotels are all operated pursuant to franchise agreements with major hotel chains. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with the Company's business plans. Further, such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. In connection with changing the franchise affiliation of a hotel, the Company may be required to incur additional expenses or capital expenditures. Franchise agreements are typically terminable by the franchisor for failure of the franchisee to maintain specified operating standards or to make payments due under the applicable agreements in a timely fashion. In addition, such agreements may be subject to termination at the end of their stated term. The termination of a franchise agreement relating to a hotel may have an adverse impact on the operations or underlying value of such hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A majority of the Company's hotels are affiliated with Holiday Inn and any deterioration in the relationship with or the benefits associated with being a franchisee of Holiday Inn could have a material adverse impact on the Company.

ENVIRONMENTAL RISKS

         Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Furthermore, a person that arranges for the disposal of a hazardous substance at another property or transports a hazardous substance for disposal or treatment at another property may be liable for the costs of removal or remediation of hazardous substances at that property, regardless whether that person owns or operates that property. The costs of any such remediation or removal may be substantial, and the presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect the property owner's ability to sell or lease the property, to use the property for its intended purpose, or to borrow using the property as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in connection with demolition or certain renovations or remodeling, impose certain worker protection and notification requirements, and govern emissions of and exposure to asbestos fibers in the air. Additionally, federal, state and local laws, ordinances and regulations and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. These conditions and activities include, for example, the presence of lead in drinking water, the presence of lead-containing paint in occupied structures, and the ownership or operation of underground storage tanks. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties, in addition to the costs required to achieve compliance and potential liability to third parties. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on the Company's results of operations and financial condition.

GOVERNMENTAL REGULATION

         A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. The Company believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the Company's hotels and could otherwise adversely affect the Company's results of operations and financial condition.

         Under the Americans with Disabilities Act (the "ADA"), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the Company's hotels, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations and financial condition.

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

         The Company will place substantial reliance on the hotel industry knowledge and experience and the continued services of its senior management, led by Mr. David Buddemeyer, the Company's President and Chief Executive Officer. The Company's future success and its ability to manage future growth depend in large part upon the efforts of these persons and on the Company's ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of Mr. Buddemeyer or the Company's inability to attract and retain other highly qualified personnel may adversely affect the results of operations and financial condition of the Company.

ANTI-TAKEOVER PROVISIONS

         The Company's Articles of Incorporation provide that certain transactions must be approved by the holders of at least 80% of the outstanding Common Stock, unless approved by the Company's Board of Directors. The Company's Bylaws divide the Company's Board of Directors into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of shareholders. Additionally, as a Florida corporation, the Company is also governed by the provisions of Florida corporate law regarding affiliated transactions and control share acquisitions, which impose restrictions and require specific procedures to be followed with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and affiliates of the Company. The provisions in the Company's Articles of Incorporation, the classification of the Company's Board of Directors and the anti-takeover provisions of the Florida corporate law will tend to assist the Board of Directors and management of the Company in retaining their existing positions and will render more difficult or discourage unsolicited takeover attempts, even if such actions were desired by all shareholders of the Company other than directors and management shareholders.


                               SELLING SHAREHOLDER

         As of December 3, 1997, the Selling Shareholder beneficially owned 667,500 shares of Common Stock. One million of the shares of Common Stock owned by the Selling Shareholder were acquired from the Company on April 15, 1994 in connection with a merger between wholly-owned subsidiaries of each of the Selling Shareholder and the Company (collectively, the "Merger Subsidiaries"), pursuant to that certain Stock Acquisition and Standstill Agreement (the "Acquisition Agreement") and the related Agreement and Plan of Merger, each dated April 14, 1994, among the Company, the Selling Shareholder and the Merger Subsidiaries. The remaining shares of Common Stock owned by the Selling Shareholder were acquired in open market transactions. The shares of Common Stock issued to the Selling Shareholder under the Acquisition Agreement were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on an exemption offered by Section 4(2) of the Securities Act.

         Because the Selling Shareholder or a pledgee, donee, permitted transferee or other successor in interest of the Selling Shareholder (each a "Successor") may offer all, a portion or none of the Shares pursuant to this Prospectus, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Shareholder upon termination of such offering.

         This Prospectus constitutes part of the Registration Statement filed by the Company pursuant to certain registration rights granted to the Selling Shareholder with respect to the Shares in accordance with the terms of the Acquisition Agreement and that certain Registration Rights Agreement (the "Registration Rights Agreement") entered into on April 14, 1994 among the Company and the Selling Shareholder in connection with the Acquisition Agreement. Pursuant to the Registration Rights Agreement, the Selling Shareholder has agreed to pay all fees and expenses incident to the registration of the Shares owned by the Selling Shareholder under the Securities Act, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the Registration Statement, reasonable fees and disbursements of counsel for the Company and its independent public accountants, and the cost of any special audit.


                              PLAN OF DISTRIBUTION

         The Selling Shareholder or a Successor may sell the Shares in transactions on the NYSE, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder or a Successor may effect such transactions by selling the Shares to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder, a Successor and/or the purchasers of Shares for whom they may act as agent or to whom they sell as principals, or both. The Selling Shareholder, a Successor and/or any agents, dealers or underwriters that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         To the extent required, the number of Shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in a supplement to this Prospectus to be filed with the SEC pursuant to Rule 424 under the Securities Act.

         The Company will receive no portion of the proceeds from the sale of the Shares. The Selling Shareholder and each person who controls the Selling Shareholder, within the meaning of the Securities Act and the Exchange Act, will be indemnified by the Company against certain civil liabilities, including certain liabilities which may arise under the Securities Act.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered in this Prospectus will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Suite 2200, Miami, Florida 33130-1557.


                                     EXPERTS

         The consolidated financial statements of Servico, Inc. appearing in Servico, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information for the three and nine month periods ended September 30, 1997 and 1996, the three and six month periods ended June 30, 1997 and 1996 and the three month periods ended March 31, 1997 and 1996, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Servico, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, June 30, 1997 and March 31, 1997, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent certified public accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not "reports" or a "part" of the Registration Statement prepared or certified by the independent certified public accountants within the meaning of Sections 7 and 11 of the Securities Act.


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